Exhibit 99.1

Crown Media Holdings Announces Operating Results

for Fourth Quarter of 2010

STUDIO CITY, CA — March 3, 2011 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2010.

Operating Highlights

•                  Successful Holiday season.  With the launch of  “Countdown” holiday campaigns on Hallmark Channel and the introduction of holiday themed programming on Hallmark Movie Channel, we reached over 75 million viewers from mid-November through year-end.  This success was in large part due to the popularity of our themed original holiday movies on Hallmark Channel, which was once again the number one destination for Prime Time on Saturday nights during the holiday period according to Nielsen.

•                  Improvement for Hallmark Channel Home programming block.  The Martha Stewart Show and the entire Hallmark Channel Home programming block showed significant ratings improvement during the holiday period, increasing 40% and 80%, respectively, for households and women 25-54 as compared to the first half of the quarter.  Subsequent to the end of the quarter, we introduced Martha Bakes, Martha Stewart’s first original series devoted entirely to baking, and Petkeeping with Marc Morrone, featuring engaging advice on all aspects of pet care.

•                  Continued growth for Hallmark Movie Channel.   Hallmark Movie Channel continues its steady increase in ratings, with December up 70% in terms of Nielsen household ratings as compared to the fourth quarter-to-date.  We added 25% more subscribers during 2010 and had the largest year-to-year percentage increase among all 102 Nielsen-measured channels.  Subsequent to the end of the year, we announced that Hallmark Movie Channel has 40 million subscribers.

•                  Increase in advertising revenue.  Advertising revenue increased by 13% for the fourth quarter as compared to 2009, signaling a solid quarter of gains attributable to the popularity of our Holiday season, the airing of 12 original movie premieres, the appeal of our new lifestyle programming block and The Martha Stewart Show, and the introduction this year of Hallmark Movie Channel as a Nielsen-rated network.

•                  Growth in subscriber license fees.  We have maintained strong negotiating positions with our distributors resulting in favorable terms in our agreements.  As a result, subscriber license fees increased 34% for the quarter and 8% for the year as compared to 2009.

•                  Positive financial results. Our success on the revenue side combined with diligent cost management enabled us to generate a 50% increase for the quarter and 14% for the year in Adjusted EBITDA as compared to the prior year periods.  The recapitalization we completed earlier in the year also contributed to our ability to generate significant positive net income for the quarter, and for the first time, for the full year.

“Our solid quarter of results, with strong holiday seasons on Hallmark Channel and Hallmark Movie Channel, and continued development of the Hallmark Channel Home programming block, fueled advertising revenue gains and increased subscriber license fees,” noted Bill Abbott, President and CEO of Crown Media.  “These revenue gains and careful cost management have enabled us to realize our bottom-line financial objectives for both the quarter and the year.

“The strategic initiatives that we put into place this year, including differentiation of our channels, strong relationships with our distribution partners, and our recapitalization — have paved the way for these operating results.  As we build on these initiatives, we believe that our efforts will continue to yield positive returns and position us for continued success in the future.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $90.7 million for the fourth quarter of 2010, a 17% increase from $77.6 million for the fourth quarter of 2009. Subscriber fee revenue increased 34% to $22.0 million from $16.4 million in the fourth quarter of 2009 due to the execution in November 2010 of a distribution agreement with one multiple system operator and offset in part due to a lack of a distribution agreement with another operator. Advertising revenue increased 13% to $68.5 million during the quarter, from $60.8 million in the fourth quarter of 2009. The increase in advertising revenue during the fourth quarter of 2010 is primarily due to higher CPM rates offset by declines in viewer ratings across demographic categories for 2010 compared to 2009. Advertising revenue from the Hallmark Movie Channel increased from $3.0 million for the three months ended December 31, 2009, to $6.1 million for the three months ended December 31, 2010.

Crown Media reported revenue of $287.3 million for 2010, a 3% increase from $279.6 million for 2009. Subscriber fee revenue increased 8% to $68.8 million, from $63.6 million in the prior year. Subscriber revenue increased in 2010 primarily due to contractual rate increases and increases in Hallmark Channel and Hallmark Movie Channel subscribers offset in part to the lack of a distribution agreement with one multiple system operator. Advertising revenue increased 2% to $218.2 million during 2010 from $214.5 million during 2009. Advertising revenue from the Hallmark Movie Channel increased from $10.5 million for 2009 to $18.7 million for 2010.

For the fourth quarter of 2010, cost of services decreased 6% to $38.1 million from $40.5 million during the same quarter of 2009. Within cost of services, programming expenses increased 7% quarter over quarter to $34.6 million.  Other cost of services and amortization of our capital lease remained constant quarter over quarter.

During the fourth quarter of 2009, we exercised our rights to terminate two agreements in connection with our January 2010 launch of the Hallmark Channel in high definition. The costs of termination were approximately $4.7 million.

For 2010 cost of services decreased 7% to $137.2 million from $147.6 million during 2009. Within cost of services, programming expenses decreased 2% year over year to $125.2 million.  Other cost of services and amortization of our capital lease decreased 23% from $15.3 million to $11.8 million for 2010. The Company’s bad debt expense was $1.3 million for 2009, as compared to $183,000 for 2010.  Salary expense also decreased primarily due to the resignation of one executive in May 2009.

Marketing expenses of $1.6 million for the quarter ended December 31, 2010, increased from $595,000 for the quarter ended December 31, 2009. Marketing expenses of $10.2 million for 2010 increased from $6.6 million for 2009 due to the major advertising campaigns surrounding The Martha Stewart Show.

Income tax expense increased to $5.9 million for the quarter ended December 31, 2010, and to $8.8M for 2010. For tax purposes, the recapitalization generated net cancellation of debt income which is estimated at approximately $147.0 million.  Accordingly, the Company is expected to generate federal and state taxable income for both regular tax and alternative minimum tax (“AMT”) purposes.  For regular tax purposes, this income will be fully offset by net operating loss carryforwards.  However, for federal AMT purposes, loss carryforwards can be used against AMT income but are limited to 90% of AMT income.  As a result, the Company has recorded an income tax expense of approximately $3.3 million for the estimated AMT in its consolidated statements of operations as it is not likely that any benefit of this AMT as a credit carryforward will be realized. Additionally, for state tax purposes the Company also has a tax expense.  Effective October 2010, California has suspended the use of tax loss carryovers for 2010 and 2011.  Also, the state of New York has an alternative minimum tax which allows only 90% of the tax loss carryforwards.  The total federal and state tax provision is $8.8 million.

Adjusted EBITDA was $38.1 million for the fourth quarter of 2010 compared to $25.4 million for the same period last year. Cash provided by operating activities totaled $15.6 million for the fourth quarter of 2010 compared to $4.2 million for the same period last year.  The net income to common shareholders for the quarter ended December 31, 2010, totaled $18.7 million, or $0.05 per share, compared to $373,000, or $0.00 per share, in the fourth quarter of 2009.

Adjusted EBITDA was $93.1 million for 2010 compared to $81.6 million for 2009. Cash provided by operating activities totaled $67.1 million for 2010 compared to $37.6 million for 2009.  The net income to common shareholders for 2010 totaled $7.8 million, or $0.03 per share, compared to the net loss to common shareholders of $22.6 million, or $0.22 per share, for 2009.

Conference Call and Webcast to be Held Thursday, March 3rd at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call today at 11:00 a.m., Eastern Time to discuss the results of the fourth quarter of 2010.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (866) 800-8648 (Domestic) or (617) 614-2702 (International) and using the pass code “Crown Media Fourth Quarter Earnings Call.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, Thursday, March 3rd, at 888-286-8010 (Domestic) or 617-801-6888 (International), using pass code number 78399557.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ:CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to over 87 million subscribers in the U.S. Hallmark Channel is the nation’s leading network in providing quality family programming with an ambitious slate of original TV movies and general entertainment, and is the home of The Martha Stewart Show and other home and lifestyle content. Hallmark Channel’s sibling network is Hallmark Movie Channel, also available in HD and SD, distributed to more than 40 million homes and one of America’s fastest-growing cable networks. Hallmark Movie Channel provides family-friendly movies with a mix of classic theatrical films, presentations from the acclaimed Hallmark Hall of Fame library, original Hallmark Channel movies and special events.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.   See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income.  Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA.  The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Annie Howell

Crown Media

212.445.6690

anniehowell@hallmarkchannel.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Subscriber fees	$21,980	$16,444	$68,819	$63,597
Advertising	68,229	60,593	217,656	213,770
Advertising by Hallmark Cards	288	250	496	775
Other revenue	168	324	301	1,422
Total revenue	90,665	77,611	287,272	279,564
Cost of services:
Affiliate programming	654	321	1,928	1,235
Non-affiliate programming	33,978	32,011	123,321	126,293
Amortization of capital lease	290	290	1,158	1,158
Contract termination	—	4,718	103	4,718
Other cost of services	3,137	3,138	10,668	14,175
Total cost of services	38,059	40,478	137,178	147,579
Selling, general and administrative expenses	13,743	12,069	50,324	47,069
Marketing expense	1,601	595	10,152	6,551
Depreciation and amortization	346	485	1,459	1,947
(Gain) loss from sale of film assets	(874)	(682)	(719)	(682)
Income from operations before interest and income tax expense	37,790	24,666	88,878	77,100
Interest expense	(2,408)	(25,140)	(55,987)	(100,539)
Income (loss) from operations before income tax expense	35,382	(474)	32,891	(23,439)
Income tax expense	(5,913)	—	(8,810)	—
Income (loss) before discontinued operations	29,469	(474)	24,081	(23,439)
Gain (loss) from sale of discontinued operations	—	847	—	847
Net income (loss)	29,469	373	24,081	(22,592)
Imputed preferred stock dividends from amortization of discount on preferred stock	(7,074)	—	(13,934)	—
Participation in net income by holders of preferred stock on an “as if converted” basis	(3,703)	—	(2,363)	—
Net income (loss) to common stockholders	$18,692	$373	$7,784	$(22,592)
Net income (loss) per share — basic	$0.05	$0.00	$0.03	$(0.22)
Net income (loss) per share — diluted	$0.05	$0.00	$0.03	$(0.22)
Weighted average shares outstanding	359,676	104,788	234,676	104,788

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,	As of December 31,
	2010	2009

ASSETS

Cash and cash equivalents	$30,565	$10,456
Accounts receivable, less allowance for doubtful accounts of $141 and $476, respectively	77,684	68,817
Program license fees	99,574	106,825
Prepaid program license fees	4,099	1,778
Prepaid and other assets	2,367	2,271
Total current assets	214,289	190,147
Program license fees	136,503	178,332
Property and equipment, net	12,701	13,176
Goodwill	314,033	314,033
Prepaid and other assets	1,008	2,373
Total assets	$678,534	$698,061

	As of December 31,	As of December 31,
	2010	2009

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$27,835	$19,642
Audience deficiency reserve	26,954	17,872
License fees payable	104,286	99,494
Payables to Hallmark Cards affiliates	1,005	23,745
Credit facility and interest payable	—	1,002
Notes and interest payable to HC Crown	38,174	345,314
Company obligated mandatorily redeemable preferred interest	—	22,902
Total current liabilities	198,254	529,971
Accrued liabilities	18,972	24,484
License fees payable	33,818	82,881
Notes payable to HC Crown	379,521	—
Senior unsecured note to HC Crown, including accrued interest	—	758,755
Total liabilities	630,565	1,396,091

COMMITMENTS AND CONTINGENCIES

REDEEMABLE PREFERRED STOCK, $0.01 par value;
1,000,000 shares authorized; issued and outstanding shares of 185,000 and 0 as of December 31, 2010 and 2009, respectively	198,934	0

STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 500,000,000 and 200,000,000 shares authorized; 359,675,936 and 74,117,654 shares issued and outstanding as of December 31, 2010 and 2009, respectively	3,597	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 0 and 30,670,422 shares issued and outstanding as of December 31, 2010 and 2009, respectively	—	307
Paid-in capital	1,991,157	1,456,788
Accumulated deficit	(2,145,719)	(2,155,866)
Total stockholders’ deficit	(150,965)	(698,030)
Total liabilities and stockholders’ deficit	$678,534	$698,061

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income (loss)	$29,469	$373	$24,081	$(22,592)
(Gain) loss on sale of discontinued operations	—	(847)	—	(847)
(Gain) loss on sale of film assets	(874)	(682)	(719)	(682)
Subscriber acquisition fee amortization expense	488	652	2,025	2,605
Depreciation and amortization	636	775	2,617	3,105
Interest expense	2,408	25,140	55,987	100,539
Income tax expense	5,913	—	8,810	—
Restricted stock unit compensation (benefit)	91	34	324	(516)
Adjusted earnings before interest, taxes, depreciation and amortization	$38,131	$25,445	$93,125	$81,612

Programming and other amortization	29,064	32,234	118,732	127,270
Provision for allowance for doubtful account	139	175	183	1,303
Changes in operating assets and liabilities:
Change to program license fees	(27,514)	(12,713)	(69,460)	(92,542)
Change in license fees payable	41	(36,338)	(44,272)	(58,713)
Change to subscriber acquisition fees	(604)	—	(1,354)	(1,000)
Change in subscriber acquisition fees payable	604	—	142	(500)
Change in amounts payable under tax sharing agreement	(12,890)	—	(12,890)	—
Interest paid	(1,926)	(342)	(17,005)	(22,364)
Changes in other operating assets and liabilities, net of adjustments above	(9,449)	(4,262)	(90)	2,500
Net cash provided by (used in) operating activities	$15,596	$4,199	$67,111	$37,566

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net cash provided by operating activities	$15,596	$4,199	$67,111	$37,566
Net cash used in investing activities	(632)	(381)	(2,047)	(1,443)
Net cash used in financing activities	(20,549)	(1,721)	(44,955)	(28,381)
Net (decrease) increase in cash and cash equivalents	(5,585)	2,097	20,109	7,742
Cash and cash equivalents, beginning of period	36,150	8,359	10,456	2,714
Cash and cash equivalents, end of period	$30,565	$10,456	$30,565	$10,456

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